Exhibit 4(a)

UNDERWRITER’S WARRANT AGREEMENT

THIS AGREEMENT, made as of July    , 2007 between NeoStem, Inc., a Delaware corporation, with offices at 420 Lexington Avenue, Suite 450, New York, New York 10170 (“Company”), and Mercer Capital Ltd., a                     , with offices at 40 Wall Street, 31st Floor, New York, NY 10005  (“Underwriter”).

WHEREAS, the Company is engaged in a public offering (“Public Offering”) of Units (“Units”), and in connection therewith, has determined to issue and deliver up to 1,270,000 Units at a price of $         per unit [in the range of $5.00 - $5.50 per unit], through the Underwriter and other broker/dealers (arranged by the Underwriter) who are members of the National Association of Securities Dealers (NASD).  Each Unit consists of one share of the Company’s common stock and one-half a Class A warrant to purchase one-half share of the Company’s common stock, par value $0.001 per share.

WHEREAS, in connection with the Public Offering, the Company has determined to issue and deliver to the Underwriter up to [95,250] Class A Underwriter Warrants (“Underwriter Warrants”) [5% of the shares sold]; and

WHEREAS, each Underwriter Warrant will entitle the holder to purchase one share of the Company’s common stock for $         [in the range of $6.50 - $7.15]; and

WHEREAS,  the Company has filed, on July,     2007 with the Securities and Exchange Commission a Registration Statement on Form SB-2/A, No. 333-142923 as Pre-Effective Amendment No.3 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Underwriter Warrants and the common stock issuable upon exercise of the Underwriter Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Underwriter Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company and the Underwriter; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Underwriter Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Underwriter, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1:  WARRANTS

1.1.         Registration.

1.1.1.      Underwriter Warrant Register.  The Company shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Underwriter Warrants. Upon the initial issuance of the Underwriter Warrants, the Company shall issue and register the Underwriter Warrants in the names of the respective holders thereof in such denominations as determined by the Company.

1.1.2.      Registered Holder.  Prior to due presentment for registration of transfer of any Underwriter Warrant, the Company may deem and treat the person in whose name such Underwriter Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Underwriter Warrant and of each Underwriter Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and neither the Company shall be affected by any notice to the contrary.

SECTION 2:  TERMS AND EXERCISE OF WARRANTS

2.1.         Warrant Price.  Each Underwriter Warrant shall, when countersigned by the Company, entitle the registered holder thereof, subject to the provisions of such Underwriter Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $         per share [in the range of $6.50 - $7.15] (the “Warrant Price”), subject to (i) the adjustments provided in Section 3 hereof, and (ii) subject to redemption as provided in Section 5 hereof.  The term “Warrant Price” refers to the price per share at which common stock may be purchased at the time an Underwriter Warrant is exercised.

2.2          Duration of Underwriter Warrants.  An Underwriter Warrant may be exercised only during the period (“Exercise Period”) commencing one year following the initial closing of Units in the Public Offering and thereafter until 5:00 PM New York time on          , 2012 [the date five (5) years after the effective date of the Public Offering], unless earlier redeemed (“Expiration Date”).  Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Underwriter Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Underwriter Warrants by delaying the Expiration Date.

2.3.         Exercise of Underwriter Warrants.

2.3.1.      Payment.  Subject to the provisions of the Underwriter Warrant and this Warrant Agreement, an Underwriter Warrant, may be exercised by the registered holder thereof by surrendering it, at the office of the Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Underwriter Warrant, duly executed, and by paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company, the Warrant Price for each full share of Common Stock as to which the Underwriter Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Underwriter Warrant, the exchange of the Underwriter Warrant for the Common Stock, and the issuance of the Common Stock.

2.3.2.      Cashless Exercise.  This Warrant may also be exercised at such time by means of a “cashless exercise” in which the holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where:

(A) = the closing sales price on the Trading Day immediately preceding the date of such election;

(B) = the Exercise Price of this Warrant, as adjusted; and

(X) = the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

2.3.3.      Issuance of Certificates.  As soon as practicable after the exercise of any Underwriter Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Underwriter Warrant a certificate or certificates for the number of full shares of Common Stock to which he is entitled, registered in such name or names as may be directed by him, and if such Underwriter Warrant shall not have been exercised in full, a new countersigned Underwriter Warrant for the number of shares as to which such Underwriter Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of an Underwriter Warrant unless a registration statement under the Act with respect to the Common Stock is effective. Underwriter Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

2.3.4.      Valid Issuance.  All shares of Common Stock issued upon the proper exercise of an Underwriter Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

2.3.5.      Date of Issuance.  Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Underwriter Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

SECTION 3:  ADJUSTMENTS

3.1.         Stock Dividends—Split-Ups.  If after the date hereof, and subject to the provisions of Section 3.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares issuable on exercise of each Underwriter Warrant shall be increased in proportion to such increase in outstanding shares.

3.2           Aggregation of Shares.  If after the date hereof, and subject to the provisions of Section 3.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares issuable on exercise of each Underwriter Warrant shall be decreased in proportion to such decrease in outstanding shares.

3.3          Adjustments in Exercise Price.  Whenever the number of shares of Common Stock purchasable upon the exercise of the Underwriter Warrants is adjusted, as provided in Section 3.1 and 3.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Underwriter Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

3.4          Replacement of Securities upon Reorganization, etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 3.1 or 3.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Underwriter Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Underwriter Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a Warrant holder of the number of shares of Common Stock of the Company obtainable upon exercise of the Underwriter Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 3.1 or 3.2, then such adjustment shall be made pursuant to Sections 3.1, 3.2, 3.3 and this Section 3.4. The provisions of this Section 3.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

3.5.         Notices of Changes in Warrant.  Upon every adjustment of the Warrant Price or the number of shares issuable on exercise of an Underwriter Warrant, the Company shall give written notice thereof to the Underwriter, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of an Underwriter Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 3.1, 3.2, or 3.4, then, in any such event, the Company shall give written notice to the Underwriter Warrant holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

3.6.         Fractional Shares.  Notwithstanding any provision contained in this Warrant Agreement to the contrary, the

Company shall retain the option not to issue fractional shares upon exercise of Underwriter Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Underwriter Warrant would be entitled, upon the exercise of such Underwriter Warrant, to receive a fractional interest in a share, the Company may, upon such exercise, either deliver fractional shares of Common Stock to be issued to the Underwriter Warrant holder, or round to the nearest whole share, or pay the fractional share in cash at the market price at the close of business on the date the Underwriter Warrant is exercised.

3.7.         Form of Warrant.  The form of Underwriter Warrant need not be changed because of any adjustment pursuant to this Section 3, and Underwriter Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Underwriter Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Underwriter Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Underwriter Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Underwriter Warrant or otherwise, may be in the form as so changed.

SECTION 4:  TRANSFER AND EXCHANGE OF WARRANTS

4.1.         Procedure for Surrender of Underwriter Warrants.  Underwriter Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new Underwriter Warrants as requested by the registered holder of the Underwriter Warrants so surrendered, representing an equal aggregate number of Underwriter Warrants; provided, however, that in the event that an Underwriter Warrant surrendered for transfer bears a restrictive legend, the Company shall not cancel such Underwriter Warrant and issue new Underwriter Warrants in exchange therefor until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Underwriter Warrants must also bear a restrictive legend.

4.2.         Service Charges.  No service charge shall be made for any exchange or registration of transfer of Underwriter Warrants.

4.3          Limits on Transfer.  This Underwriter Warrant shall not be sold during the offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the Public Offering, except to any member participating in the offering and the officers or partners thereof, or as otherwise permitted under 2710(g)(2) of the NASD’s Corporate Financing Rule and only if the warrants so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period.

SECTION 5:  REDEMPTION

5.1.         Redemption.  All or any part of the outstanding Underwriter Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Company, upon the notice referred to in Section 5.2, at the price of $.001 per Underwriter Warrant (“Redemption Price”), provided that the Company’s stock closes at a price equal to or exceeding $         [in the range of $8.00 - $8.50] for 20 consecutive trading days on its principal trading market.

5.2.         Date Fixed for, and Notice of, Redemption.  In the event the Company shall elect to redeem all or any part of the Underwriter Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the Underwriter Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

5.3.         Exercise After Notice of Redemption.  The Underwriter Warrants may be exercised in accordance with Section 2 of this Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 5.2. hereof and prior to the time and date fixed for redemption, which time shall be 5:00 PM New York time. On and after the redemption date, the record holder of the Underwriter Warrants shall have no further rights except to receive, upon surrender of the Underwriter Warrants, the Redemption Price.

SECTION 6.         OTHER PROVISIONS RELATING TO RIGHTS OF UNDERWRITER WARRANT HOLDERS

6.1.         No Rights as Stockholder.    An Underwriter Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2.         Lost, Stolen, Mutilated, or Destroyed Underwriter Warrants.    If any Underwriter Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose

(which may include a surety bond and shall, in the case of a mutilated Underwriter Warrant, include the surrender thereof), issue a new Underwriter Warrant of like denomination, tenor, and date as the Underwriter Warrant so lost, stolen, mutilated, or destroyed. Any such new Underwriter Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Underwriter Warrant shall be at any time enforceable by anyone.

6.3.         Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Underwriter Warrants issued pursuant to this Agreement.

SECTION 7.         MISCELLANEOUS PROVISIONS

7.1.         Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company in respect of the issuance or delivery of shares of Common Stock upon the exercise of Underwriter Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Underwriter Warrants or such shares.

7.2.         Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Underwriter  shall bind and inure to the benefit of their respective successors and assigns.

7.3.         Notices.  Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Underwriter Warrant to or on the Company shall be sufficiently given or made if sent by certified mail, or private courier service, postage prepaid, addressed (until another address is filed in writing by the Company), as follows:

NeoStem, Inc.
420 Lexington Avenue
Suite 450
New York, New York  10170
Attn: Catherine Vaczy, Vice President and General Counsel

with a copy to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey  07068
Attn: Alan Wovsaniker, Esq.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Underwriter Warrant to the Company shall be sufficiently given or made if sent by certified mail or private courier service, postage prepaid, addressed (until another address is filed in writing by the holder), as follows:

Mercer Capital, Ltd.
40 Wall Street, 31st Floor,
New York, NY 10005
Attn:

with a copy in to:

Weinstein & Schonfield , L.L.P.
80 Wall Street
New York, NY  1005-3601
Attn:  Andrea Weinstein, Esq.

7.4          Applicable law.  The validity, interpretation, and performance of this Agreement and of the Underwriter Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

7.5.         Persons Having Rights under this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Underwriter Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.  All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

7.6          Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7.         Effect of Headings.  The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest:		NEOSTEM, INC.

By:

Attest:		MERCER CAPITAL, LTD.

By: